Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of Shares

BLACKSTONE PRIVATE CREDIT FUND

c/o DST Systems Inc.

P.O. Box 219270

Kansas City, MO 64121

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Blackstone Private Credit Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by DST Systems Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of September 30, 2023 less the 2% “early repurchase deduction” (if applicable).

If you have any questions, or if you wish to request a copy of your Note, please contact the Fund’s Transfer Agent at (844) 702-1299.

Sincerely,

Blackstone Private Credit Fund